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                                                                    Exhibit 10.7

                           THIRD AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT (hereinafter the "Agreement") amended and restated effective ______________, 2006 by and among RAM Holdings Ltd., a Bermuda exempted company ("Holdings"), RAM Holdings II Ltd., a Bermuda company ("Holdings II" and, together with Holdings, "Holding"), RAM Reinsurance Company Ltd., a Bermuda company (the "Company"), and James P. Gerry (the "Executive").

          WHEREAS, Holding, the Company and the Executive (collectively referred to as the "Parties") previously entered into an Employment Agreement dated as of February 11, 1998 ("Prior Agreement"); and

          WHEREAS, the Parties entered into an Amended and Restated Employment Agreement effective May 10, 2001 (the "Amended and Restated Employment Agreement") pursuant to which the Executive's Employment was extended through February 11, 2003; and

          WHEREAS, the Parties entered into the Second Amended and Restated Employment Agreement effective February 11, 2003 (the "Second Amended and Restated Employment Agreement") pursuant to which the Executive's Employment was extended through February 11, 2006; and

          WHEREAS, Holding and the Company each desire to secure the services of the Executive for an additional term and to enter into this Third Amended and Restated Employment Agreement embodying the terms of such employment (the "Agreement"); and

          WHEREAS, the Executive desires to accept such employment and enter into such Agreement; and

          WHEREAS, the Parties agree that, except as otherwise specified herein, the terms of the Agreement contained herein shall supersede and replace in its entirety the terms of the Prior Agreement, the Amended and Restated Employment Agreement and the Second Amended and Restated Employment Agreement and any related extension entered into by the Parties; and

          WHEREAS, the Executive and the Company each hereby acknowledge that a valid work permit for the Executive has been obtained from the Bermuda Department of Immigration permitting him to perform his obligations herein;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, Holding, the Company and the Executive agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          (a) "Base Salary" means the salary provided for in Section 4 or any increased salary granted to the Executive pursuant to Section 4.

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          (b) "Boards" means the Boards of Directors of Holding and the Company.

          (c) "Cause" means: (i) the Executive's commission of any felony; (ii) the Executive's gross negligence, willful malfeasance or gross misconduct in connection with his employment hereunder; (iii) a substantial and continual refusal by the Executive in breach of this Agreement to perform the duties, responsibilities or obligations assigned to the Executive pursuant to the terms hereof; (iv) the Executive's failure to fully cooperate with a regulatory investigation involving Holding, the Company or any of its Subsidiaries or affiliates; or (v) any one or more acts by the Executive of dishonesty, theft, larceny, embezzlement or fraud from or with respect to Holding, the Company or any Subsidiary. By way of example, termination from employment necessitated by the Executive's inability to maintain a valid work permit from the applicable Bermuda governmental authorities after the Executive has used his best efforts to maintain such permit or in connection with a Change in Control does not constitute termination for Cause. Notwithstanding the foregoing, a termination shall not be treated as a termination for Cause unless Holding or the Company shall have delivered a written notice to the Executive within thirty (30) days of the actual knowledge of the Chief Executive Officer of either Holding or the Company of the occurrence of one or more of such events that may give rise to a termination of employment for Cause and, for an event described in item (iii) above, if capable of being cured, shall not have been cured by the Executive within thirty (30) days of the receipt of such notice and, for an event described in item (iv) above, shall not have been cured by the Executive immediately after receipt of such notice. If Holding or the Company has provided the notice described in the preceding sentence to the Executive on at least two separate occasions which involved substantially similar behavior, Holding or the Company may immediately terminate the Executive's employment for Cause upon the occurrence of a third similar event without regard to the notice and cure period described in the preceding sentence.

          (d) "Change in Control" means: (i) the acquisition by any person, entity or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than by The PMI Group, Inc., of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Holding or the Company; (ii) the merger, amalgamation, reorganization, or consolidation of, or share exchange involving Holding or the Company, as a result of which the shareholders of Holding or the Company immediately before such transaction do not, immediately thereafter, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;
(iii) a sale of all or substantially all of Holding's or the Company's assets; and (iv) approval by Holding or the Company of the liquidation or dissolution of Holding or the Company, other than a liquidation of the Company into Holding.

          (e) "Code" means the Internal Revenue Code of 1986, as amended.

          (f) "Common Shares" means the non-voting Class A common shares, par value $1.00 per share, of Holdings II.

          (g) "Cost of Living Allowance" means the amount paid to the Executive under Section 8(e).


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          (h) "Disability" means the Executive's inability to substantially fulfill the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity that entitles the Executive to long-term disability benefits under the Company's disability plan or policy.

          (i) "Effective Date" means the date of this Agreement.

          (j) "Good Reason" means a termination of the Executive's employment by the Executive for one or more of the following reasons: (i) a reduction in the Executive's Base Salary, Cost of Living Allowance or the target bonus opportunity described in Section 5, (ii) Holding's or the Company's removal of the Executive from his position as Managing Director, Municipal & Infrastructure Finance of each of Holding and the Company, (iii) a material breach of this Agreement by Holding or the Company, (iv) a material diminution in the Executive's duties or the assignment to the Executive of duties that are not materially consistent with those customarily assigned to the Managing Director, Municipal & Infrastructure Finance of a company of the size and nature of Holding or the Company or which do, or would be reasonably expected to, materially impair his ability to function as the Managing Director, Municipal & Infrastructure Finance of Holding and the Company, (v) a relocation of the corporate headquarters away from Bermuda, (vi) the refusal of a purchaser of all or substantially all of the assets of Holding or the Company to continue the Executive's employment with substantially the same position, title and responsibilities and at least the same compensation as described herein, or
(vii) the Executive's inability to maintain a valid work permit from the applicable Bermuda governmental authorities after the Executive has used his best efforts to maintain such permit. Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (i) if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason, or (ii) unless the Executive shall have delivered a written notice to the Holdings Board within ninety (90) days of his having actual knowledge of the occurrence of one or more of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured by Holding or the Company within thirty
(30) days of the receipt of such notice.

          (k) "Holdings Board" means the Board of Directors of Holdings.

          (l) "Party" or "Parties" means Holding, the Company and/or the Executive.

          (m) "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan or other person or entity.

          (n) "Proceeding" means any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other.

          (o) "Restriction Period" means the Term of Employment plus, if applicable, any further period during which the Executive is being paid Base Salary by the Company following termination under Section 10(d).


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          (p) "Standard Benefit" means any amounts earned, accrued or owing to the Executive but not yet paid, and receipt of other benefits, if any, in accordance with applicable plans and programs of Holding, the Company or a Subsidiary, provided, however, that in no event shall the Standard Benefit be deemed to include any bonus payments.

          (q) "Share Option Plan" means the RAM Reinsurance Company Ltd. Stock Option Plan for Management Employees as Amended and Restated Effective August 10, 2005, as may be amended from time to time, or any successor plan, including but not limited to the RAM Holdings Ltd. 2006 Equity Plan.

          (r) "Subsidiary" means, with respect to Holdings and Holdings II, any corporation, partnership, limited liability company or other entity of which (a) if a corporation, fifty percent (50%) or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by Holdings and/or Holdings II, or one or more of the other Subsidiaries of Holdings and/or Holdings II, or a combination thereof, or
(b) if a partnership, limited liability company or other entity, fifty percent (50%) or more of the partnership, membership or other similar equity ownership interest thereof is at the time owned or controlled, directly or indirectly, by Holdings and/or Holdings II, or one or more of the other Subsidiaries of Holdings and/or Holdings II, or a combination thereof. For purposes hereof, Holdings, Holdings II and their Subsidiaries will be deemed to have fifty percent (50%) or more ownership interest in a partnership, limited liability company or business entity if Holdings, Holdings II and/or a Subsidiary is/are allocated fifty percent (50%) or more of partnership, limited liability company or other entity gains or losses or control(s) the general partner, managing member or similar managing body of such partnership, limited liability company or other entity.

          (s) "Term of Employment" means the period specified in Section 2.

     2. Term of Employment.

          (a) Holding and the Company agree to continue to employ the Executive under this Agreement, and the Executive accepts such employment, for the period commencing on the Effective Date and ending on March 11, 2008 (the "Expiration Date"). Notwithstanding the foregoing, the Term of Employment shall be earlier terminated upon the termination of the Executive's employment, but only in strict accordance with the provisions of Section 10.

          (b) The Term of Employment shall be extended automatically for one additional year beginning on the Expiration Date (the "Extension Date") unless and until, not later than six (6) months prior to the Extension DATE, either Holding or the Company, on the one hand, or the Executive, on the other hand, gives written notice to the other Party that the Term of Employment shall not be so extended. A termination of the Executive's employment that results from the expiration of the Term of Employment shall not be treated as a termination of employment for any purposes under this Agreement except as specifically noted herein.

     3. Positions; Duties; Responsibilities; and Place of Employment.


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          (a) During the Term of Employment, the Executive shall be employed as the Managing Director, Municipal & Infrastructure Finance of Holding and the Company and shall be employed in such other position or positions with Holding and the Company as the Holdings Board shall from time to time specify. The Executive, in carrying out his executive duties under this Agreement, shall report to the President and Chief Executive Officer of Holding and the Company. While employed by Holding and the Company hereunder, the Executive shall perform his duties at the Company's offices in Bermuda; provided, however, that the Executive shall be required to travel as reasonably necessary in carrying out his duties and obligations hereunder. The Executive is required to work the hours and days necessary to fulfill his executive duties under this Agreement.

          (b) Notwithstanding anything herein to the contrary, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations, subject to prior approval by the Holdings Board (which shall not be unreasonably withheld), or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, including political activities, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities as the Managing Director, Municipal & Infrastructure Finance of Holding and the Company or violate Section 14 of this Agreement.

     4. Base Salary. Commencing as of the Effective Date, the Company shall pay the Executive an annualized Base Salary of $260,000 during the Term of Employment. Such Base Salary shall be payable at intervals in accordance with the regular payroll practices of the Company applicable to executives, but no less frequently than monthly. The Holdings Board shall review the Base Salary no less frequently than annually during the Term of Employment; provided, however, that the Base Salary shall not be decreased during the Term of Employment below the amount set forth above without the Executive's consent (including, without limitation, for the purpose of determining benefits due under Section 10). The Executive is a professional or managerial employee whose Base Salary has been calculated to reflect the fact that his regular duties are likely to require him to work on occasion more than forty (40) hours a week. Accordingly, no overtime shall be payable.

     5. Annual Incentive Awards. The Executive shall be eligible for a combined annual incentive bonus award from Holding and the Company in respect of each calendar year during the Term of Employment. The Executive's target annual incentive bonus amount for each such year shall be an amount equal to 100% of his annualized Base Salary for such year. The Executive's actual annual incentive bonus amount for each such year may be less than or greater than the target amount depending upon the degree of attainment of criteria, which shall be established by the Boards (or committees of the Boards) in advance of each such year. The Boards (or committees of the Boards) shall determine following the end of each such year whether the criteria for such year have been attained. The Company shall pay the Executive his annual incentive award payment in respect of any year at the same time as bonuses are paid to other executive officers of the Company, but in no event later than fifteen (15) days after receipt by the Boards of the audited consolidated financial statements of Holding and the Company and, if applicable, their Subsidiaries, for the fiscal year for which the bonus is payable and in no event


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later than the last day of the calendar year following the calendar year for which the bonus is payable.

     6. Long Term Incentive Plan; Share Option Award. During the Term of Employment, the Executive shall participate in the Share Option Plan. Subject to the terms of the Share Option Plan and any applicable share option agreement, the number of shares subject to the option and the exercise price per share may be adjusted in the event of a stock split, reverse stock split, reorganization, recapitalization, or other similar event described in the Share Option Plan and/or any applicable share option agreement. The Executive shall be eligible for other or additional long-term incentives in the discretion of the Holdings Board (or a committee of the Holdings Board). Such other or additional incentive award(s) shall be on a level, and on terms and conditions, that are commensurate with his positions and responsibilities at Holding and the Company and are appropriate in light of corresponding incentive awards to other executives of Holding and the Company. Notwithstanding anything herein to the contrary, the option grant provided for in Section 3(c) of the Second Amended and Restated Employment Agreement shall be subject to the terms and conditions of Section 3(c) of the Second Amended and Restated Employment Agreement.

     7. Opportunity to Purchase Common Shares. As provided in Section 3(d) of the Second Amended and Restated Agreement, the Executive has previously purchased 2,000 Common Shares (such number determined prior to the 2006 stock split), having an aggregate purchase price equal to U.S. $200,000, at a purchase price per share equal to the purchase price per share of Common Shares paid by the investors upon their initial purchase of such Common Shares. As a condition to the purchase of the Common Shares, the Executive was required to execute and deliver the Shareholders Agreement of Holding, which agreement contains the terms and conditions of the Executive's purchase, holding and sale or other transfer of the Common Shares.

     If the Executive's employment with Holding and the Company is terminated for any reason whatsoever, at the election of the Executive delivered in writing to Holding or the Company within thirty (30) days following the date of the Executive's termination of employment, Holding or the Company shall purchase all (but not less than all) of the Common Shares then held by the Executive for an aggregate purchase price equal to the product of (i) the number of Common Shares to be purchased multiplied by (ii) 110% of the book value per Common Share as of the last day of the calendar quarter ending coincident with or immediately preceding the effective date of the Executive's termination of employment (the "Buy-Back Option"). Holding and the Company shall purchase the Common Shares within ten (10) business days of the date Holding and the Company receive the Executive's written notice of exercising the Buy-Back Option. The Executive agrees that the Company shall be entitled to apply any amounts to be paid by it to repurchase the Common Shares pursuant to this Section 7 to discharge any indebtedness of the Executive to Holding or the Company or indebtedness that is guaranteed by Holding or the Company, including, but not limited to, any indebtedness of the Executive incurred to purchase the Common Shares. If the Executive fails to exercise the Buy-Back option within the 30-day period following the date of the Executive's termination of employment, Holding and the Company shall have an option to purchase all or a portion of the Common Shares then held by the Executive for an aggregate purchase price equal to the product of (i) the number of Common Shares to be purchased multiplied by (ii) 110% of the book value


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per Common Share as of the last day of the calendar quarter ending coincident with or immediately preceding the effective date of the Executive's termination of employment (the "Purchase Option"); provided, however, that in no event shall the purchase price per share be less than the par value per share. Holding and the Company shall have sixty (60) days from the date of the expiration of the 30-day Buy-Back Option during which to give notice in writing to the Executive of its election to exercise or not to exercise its Purchase Option. For purposes of this Section 7, book value shall be determined by the Boards on the basis of the consolidated financial statements of Holding and its subsidiaries, prepared on a basis consistent with its audited financial statements, and on a primary share basis.

     8. Other Benefits.

          (a) Employee Benefits. During the Term of Employment, the Executive shall be eligible to participate in all employee benefit plans, programs and arrangements made available generally to Holding's and the Company's executives in accordance with the terms and subject to the conditions of such plans, programs and arrangements, including, without limitation, share option, profit-sharing, savings (qualified and non-qualified) and other defined contribution retirement plans or programs, medical, dental, hospitalization, vision, short-term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance and any other employee welfare benefit plans or programs that may, from time to time, be sponsored by Holding, the Company or by a Subsidiary for the benefit of the Holding's or the Company's employees, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded; provided, however, that nothing in this Agreement shall be construed to require Holding, the Company or a Subsidiary to establish or maintain any such plans, programs or arrangements, or to prevent Holding, the Company or a Subsidiary from terminating any such plan, program or arrangement in accordance with its terms, except as required by Bermuda law.

          (b) Perquisites. During the Term of Employment, the Executive shall participate in all fringe benefits and perquisites available to executives of Holding and the Company at levels and on terms and conditions that are commensurate with his position and responsibilities at Holding and the Company. The Executive shall also receive such additional fringe benefits and perquisites as Holding and the Company may, in their discretion, from time to time elect to provide.

          (c) Vacation, Holidays, and Leave. During the Term of Employment, the Executive shall be entitled to vacation, holidays, and leave in accordance with the reasonable practices of Holding and the Company and as required by Bermuda law.

          (d) Annual Travel. Each year during the Term of Employment, the Executive shall be provided with three (3) round-trip tickets between Bermuda and the east coast of the U.S., such tickets to be paid for by the Company and used by the Executive, or in the Executive's sole discretion, members of the Executive's immediate family.

          (e) Cost of Living Allowance. During the Term of Employment, the Company shall pay the Executive an annual cost of living allowance of $122,000.


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          (f) Tax Treatment. In the event that, during the Term of Employment, there is an amendment to the Code governing the taxation of income earned by, and/or cost of living/housing allowances paid to, a United States citizen resident in Bermuda that results in both the inclusion in the Executive's income subject to U.S. taxation of amounts paid by the Company and not previously subject to such taxation and a decrease in the combined net after-tax Base Salary and Cost of Living Allowance of the Executive, the Company shall increase the amount payable hereunder to the Executive as Base Salary and/or Cost of Living Allowance, as applicable, by an amount such that, with such increase, the combined net after-tax Base Salary and Cost of Living Allowance payable hereunder equals the Executive's combined net after-tax Base Salary and Cost of Living Allowance payable hereunder immediately prior to the effective date of any such amendment to the Code.

     9. Reimbursement of Business and Other Expenses.

          (a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse the Executive for all such expenses, subject to documentation in accordance with reasonable policies of Holding and the Company.

          (b) Upon presentation of appropriate vouchers or other expense statements, during the Term of Employment, the Company shall pay for personal tax advice and/or tax return preparation for the Executive (up to a maximum of $7,500 per year).

          (c) The Company shall be responsible for 100% of any Bermuda payroll taxes applicable to the compensation payable by the Company to the Executive. The Company shall be entitled to make deductions from any payments provided for herein in respect of other amounts that may be required to be withheld from time to time under any applicable income or employment tax laws or similar statutes or other provisions of law then in effect, and, with respect to any non-cash compensation or benefits with respect to which a tax withholding obligation will arise, may require as a condition to receipt of such compensation or benefit that the Executive make arrangements with the Company for the satisfaction of such tax withholding obligation.

          (d) Upon presentation of appropriate vouchers or other expense statements, the Company shall directly pay or reimburse the Executive (or the Executive's family, in the case of the Executive's death) for the ordinary and necessary moving expenses (up to a maximum of $50,000) incurred in relocating to the U.S., such expenses to include house search, travel, lodging and similar or related expenses and, expenses for the loss of non-refundable club dues or similar items incurred by the Executive in relocating himself, his wife, dependent children and household effects, including the cost of temporary housing reasonably necessary to permit the Executive to obtain a suitable permanent residence, provided such relocation occurs within six (6) months following a termination of employment due to the expiration of the Term of Employment or a termination of employment with Holding and the Company in accordance with the provisions of Section 10(a), 10(b) or 10(d) hereof.

          (e) In addition to the Company's payment of amounts pursuant to
Section 9(d), the Company shall pay to the Executive tax gross up payments so that the net amount


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retained or benefit received by the Executive after payment of U.S. Federal, state and local income and employment taxes and Bermuda payroll taxes (assuming for purposes of calculating such taxes that the Executive is in the respective highest tax brackets) is equal to the agreed amount to be reimbursed; provided, however, that a gross up payment shall not be made with respect to any reimbursement to the extent the related expense is deductible or is otherwise excludible from the Executive's taxable income. The dollar limitation set forth in Section 9(d) shall not apply to gross up payments made pursuant to this
Section 9(e). In addition to the Company's payment of amounts pursuant to
Section 8(e), to the extent that such payments are used by the Executive for housing expenses ("Housing Expenses") which are deductible or otherwise excludible from the Executive's taxable income under U.S. tax law as in effect on the Effective Date, and such law changes subsequent to the Effective Date, the Company shall pay to the Executive tax gross up payments so that the net amount retained or benefit received by the Executive for Housing Expenses after payment of U.S. Federal, state and local income and employment taxes (assuming for purposes of calculating such taxes that the Executive is in the respective highest tax brackets) is equal to the agreed amount to be paid; provided, however, that a gross up payment shall not be made with respect to any payment to the extent the Housing Expenses are deductible or are otherwise excludible from the Executive's taxable income. The dollar limitation set forth in Section 8(e) shall not apply to gross up payments made pursuant to this Section 9(e).

     10. Termination of Employment.

          (a) Termination Due to Death. If the Executive's employment hereunder is terminated due to his death, his estate or his beneficiaries (as the case may be) shall be entitled to the following:

               (i) payment of Base Salary, in accordance with the Company's regular payroll practices (based on the Executive's rate of annual Base Salary at the time of his death), through the date of his death and for an additional ninety (90) days thereafter;

               (ii) if earned by the Executive but not yet paid at the time of his death, an annual incentive award for the year prior to the year in which the Executive's death occurred, payable in accordance with Section 5;

               (iii) an annual incentive award for the year in which the Executive's death occurs, prorated based on the target annual bonus and the number of days worked in such year, and payable by the Company in a lump sum promptly after his death;

               (iv) immediate vesting of all share options, with such options remaining exercisable for the remainder of their stated terms;

               (v) payment of the Standard Benefit;

               (vi) continued participation for three (3) months for each of the Executive's dependents in all medical, dental, hospitalization and other employee welfare benefit plans, programs and arrangements in which such dependent was participating as of the date of the Executive's death, on terms and conditions no less favorable than those applying on such date, and monthly payments for nine (9) months thereafter of an amount equal to the monthly


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premiums paid by the Company for such coverage at the time of the Executive's termination of employment; and

               (vii) payment of the Cost of Living Allowance for three (3) months following the Executive's death.

          (b) Termination Due to Disability. If the Executive's employment hereunder is terminated due to Disability, the Executive shall be entitled to the following:

               (i) payment of Base Salary, in accordance with the Company's regular payroll practices (based on the Executive's rate of annual Base Salary at the time of the Executive's termination of employment), until commencement of long-term disability payments, but in no event for more than one year following the last day of his employment;

               (ii) if earned by the Executive but not yet paid at the time of his termination of employment, an annual incentive award for the year prior to the year in which the Executive's employment terminates due to Disability, payable in accordance with Section 5;

               (iii) an annual incentive award for the year in which the Executive's employment terminates, prorated based on the target annual bonus and the number of days worked in such year, and payable by the Company in a lump sum promptly following the last day of the Executive's employment;

               (iv) immediate vesting of all share options, with such options remaining exercisable for the remainder of their stated terms;

               (v) payment of the Standard Benefit;

               (vi) continued participation for three (3) months for the Executive and each of his covered dependents in all medical, dental, hospitalization and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements in which the Executive and such dependents were participating at the time of the Executive's termination of employment, and monthly payments for nine (9) months thereafter of an amount equal to the monthly premiums paid by the Company for such coverage at the time of the Executive's termination of employment; and

               (vii) payment of the Cost of Living Allowance for three (3) months following the last day of the Executive's employment.

          (c) Termination by Holding or the Company for Cause. Holding or the Company may terminate the Executive's employment for Cause at any time during the Term of Employment. If the Executive's employment hereunder is terminated by Holding or the Company for Cause, the Executive shall be entitled to the following:

               (i) payment of Base Salary and Cost of Living Allowance through the last day of his employment; and

               (ii) payment of the Standard Benefit.


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For the avoidance of doubt, no annual incentive awards shall be payable to the
Executive upon a termination of the Executive's employment under this Section 10(c).

          (d) Termination Without Cause; Termination by the Executive for Good Reason. Holding or the Company may terminate the Executive's employment without Cause and the Executive may terminate his employment for Good Reason at any time during the Term of Employment. If the Executive's employment hereunder is terminated without Cause (and other than due to death or Disability in accordance with Sections 10(a) or (b)), or for Good Reason, subject to Section 10(h), the Executive shall be entitled to:

               (i) payment of Base Salary, in accordance with the Company's regular payroll practices (based on the Executive's rate of annual Base Salary at the time of the Executive's termination of employment), for one year following the last day of the Executive's employment;

               (ii) if earned by the Executive but not yet paid at the time of his termination of employment, an annual incentive award for the year prior to the year in which the Executive's termination of employment occurs, payable in accordance with Section 5;

               (iii) an annual incentive award for the year in which the Executive was terminated, based on the target annual bonus for that year and payable in accordance with Section 5;

               (iv) continued participation for the Executive and each of his dependents in all medical, dental, hospitalization and life insurance coverages and all other welfare benefit plans, programs and arrangements in which the Executive and such dependents were participating at the time of the Executive's termination of employment for three (3) months from the last day of the Executive's employment, and monthly payments for nine (9) months thereafter of an amount equal to the monthly premiums paid by the Company for such coverage at the time of the Executive's termination of employment;

               (v) payment of the Cost of Living Allowance for three (3) months following the last day of the Executive's employment; and

               (vi) payment of the Standard Benefit.

Notwithstanding the foregoing, any payments to be made or benefits to be provided to the Executive following termination without Cause or for Good Reason pursuant to this Section 10(d) shall be reduced on a dollar for dollar basis to the extent of any payments received by or benefits provided to the Executive (whether payable currently or deferred) if he obtains other employment during the Restriction Period, provided that in the case of any compensation earned by the Executive from self-employment, such reduction shall be based on the compensation earned by the Executive reduced by the reasonable and necessary expenses incurred by the Executive that are incurred to produce such self-employment compensation and relate to the period for which the Executive is receiving any payments or benefits pursuant to this Section 10(d). Such payments and benefits shall cease entirely if the Executive breaches any of the provisions of Section 14. However, the Executive shall not have an affirmative duty to seek other employment or to otherwise mitigate the damages of the Company under this
Section 10(d).

          (e) Voluntary Termination Without Good Reason. The Executive may terminate his employment without Good Reason at any time during the Term of Employment, provided he gives at least thirty (30) days' advance written notice. If the Executive terminates his employment with Holding or the Company without Good Reason (and not because of his death or due to Disability), the Executive shall have the same entitlements hereunder as provided in Section 10(c) in the case of a termination by Holding or the Company for Cause.

          (f) Termination of Employment Due to the Expiration of the Term of Employment. If the Executive's employment terminates as a result of the expiration of the Term of Employment, the Executive shall be entitled to the following:

               (i) payment of Base Salary and Cost of Living Allowance through the last day of his employment;

               (ii) payment of the Standard Benefit;

               (iii) if earned by the Executive but not yet paid at the time of his termination of employment due to the expiration of the Term of Employment, an annual incentive award for the year prior to the year in which the Executive's employment terminates, payable in accordance with Section 5; and

               (iv) an annual incentive award with respect to the year in which the Executive's employment terminates as a result of the expiration of the Term of Employment, prorated based on the target annual bonus and the number of days worked in such year and payable in accordance with Section 5.

          (g) Benefit Plans. If the Executive, or any of his dependents, is precluded from continuing participation in any employee welfare benefit plan, program or arrangement for the period following termination of the Executive's employment, as provided in Sections 10(a)(vi), 10(b)(vi) or 10(d)(iv), the Executive shall be provided with the after-tax economic equivalent of any benefit or coverage foregone. For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Executive or any of his dependents of obtaining such benefit or coverage by himself on an individual basis. Payment of such after-tax economic equivalent shall be made quarterly in advance, without discount.

          (h) Mutual Release. Notwithstanding any provision herein to the contrary, Holding or the Company may require that, prior to payment of any amount or provision of any benefit pursuant to Section 10(d)(i), (d)(ii),
(d)(iii), (d)(iv) or (d)(v), the Executive, on the one hand, and Holding and the Company, on the other hand, shall have executed a valid mutual release, pursuant to which the Executive, on the one hand, and Holding and the Company, on the other hand, shall each mutually release each other and all related parties, to the maximum extent permitted by law, from any and all claims either Party may have against the other as of the date of termination that relate to or arise out of the Executive's employment or termination of employment, except such claims arising under this Agreement, and any waiting periods contained in such mutual release shall have expired.

     11. Indemnification and Officers' & Directors' Insurance.

          (a) Holding and the Company shall indemnify the Executive (and his legal representatives or other successors and heirs), except in relation to any fraud or dishonesty of which he may be guilty in relation to Holding or the Company, to the fullest extent permitted by the laws of Bermuda, as in effect at the time of the subject act or omission, or the Certificate of Incorporation and Bye-Laws of Holding or the Company as in effect at such time or on the date of this Agreement, whichever affords or afforded greater protection to the Executive; and the Executive shall be entitled to the protection of any insurance policies which Holding, the Company or a Subsidiary elects to maintain generally for the benefit of Holding, the Company and their Subsidiaries' directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by the Executive or his legal representatives in connection with any Proceeding to which he (or his legal representative or other successors and heirs) may be made a party by reason of him being or having been a director, officer or employee of Holding, the Company or any of their Subsidiaries. If any Proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against Holding or the Company pursuant to the foregoing, the Executive shall notify Holding or the Company promptly in writing of the institution of such Proceeding and Holding and the Company shall assume the defense thereof and the employment of counsel and payment of all fees and expenses; provided, however, that if a conflict of interest exists between Holding and the Company and the Executive such that it is not legally practicable for Holding or the Company to assume the Executive's defense, the Executive shall be entitled to retain separate counsel reasonably acceptable to Holding or the Company and the payment of all fees and expenses of such separate counsel shall be assumed by Holding or the Company.

          (b) In the event that Holding or the Company's common shares are publicly traded, at all times while the Executive is employed by Holding and the Company (and following such employment for such period of time as is customary for companies in the same industry as Holding and the Company and of comparable size), the Executive shall be covered under an officers' and directors' liability insurance policy maintained by Holdings and the Company. Such coverage shall be in an amount that is customary for companies in the same industry as Holding and the Company and of comparable size.

     12. Assignability; Binding Nature.

          (a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns.

          (b) Holding's and the Company's rights or obligations under this Agreement may be assigned or transferred by Holding or the Company only pursuant to a merger, consolidation or similar transaction in which Holding or the Company are not the continuing entities, or a sale or liquidation of all or substantially all of the assets and business of the Company; provided that the Executive's written consent shall be required prior to the assignment or transfer of Holding's or the Company's rights or obligations hereunder, and provided further that the assignee or transferee is the successor to all or substantially all of the assets and business of Holding or the Company and such assignee or transferee assumes the liabilities, obligations and duties of Holding or the Company, as contained in this Agreement, either contractually or as a matter of law. In the event of any sale of assets and business or liquidation as described in the preceding sentence, Holding or the Company shall use their best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of Holding or the Company hereunder and shall cause such assignee or transferee to deliver a legal, valid and enforceable written instrument in form and substance satisfactory to the Executive and his counsel to such effect.

          (c) No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, or as provided in Section 17(e).

     13. Representations. Holding and the Company represent and warrant that (a) they are fully authorized by action of the Boards (and of any other Person whose action is required) to enter into this Agreement and to perform their obligations hereunder, and (b) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be the valid and binding obligation of Holding and the Company, enforceable against Holding and the Company in accordance with its terms.

     14. Covenant Not to Compete; Confidentiality.

          (a) Covenant Not to Compete.

               (i) The Executive agrees that for so long as the Executive is employed by Holding and the Company and for a period of one year following the termination of the Executive's employment for any reason (other than a termination of the Executive's employment resulting from the expiration of the Term of Employment), the Executive shall not directly or indirectly:

                    (A) enter into or attempt to enter into a Restricted Business (as defined below) in the United States or other jurisdictions in which Holding, the Company or their Subsidiaries conduct business or are planning to conduct business within one year thereafter as a principal, partner, employee, consultant, agent, broker, intermediary, shareholder, investor, officer or director (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company);

                    (B) induce or attempt to persuade any former or then-current employee, agent, manager, consultant or director of Holding, the Company or a Subsidiary to terminate such employment or other relationship in order to enter into any business relationship or business combination with the Executive in competition with Holding's, the Company's or a Subsidiary's business;

                    (C) use contracts, proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill, or other intangible property used or useful in connection with the business of Holding, the Company or a Subsidiary; or

                    (D) solicit or otherwise attempt to establish for the Executive or any other Person any business relationship with any Person which is, or during the one year period preceding the Executive's date of termination of employment was, a customer, client or distributor of Holding, the Company or a Subsidiary.

               (ii) For the purposes of this Section 14, a "Restricted Business" shall mean a financial guaranty reinsurance business, whether existing or to be formed, without regard to its claims-paying ability.

               (iii) The covenants of the Executive set forth in this Section 14 shall be null and void and without any force or effect upon the effective date of any liquidation or dissolution of Holding or the Company. For purposes of clarity, an amalgamation or similar combination of Holdings and Holdings II shall not constitute a liquidation or dissolution of Holding.

               (iv) It is the desire and intent of the Parties that the provisions of this Section 14 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this
Section 14 shall be adjudicated to be invalid or unenforceable, this Section 14 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 14 in the particular jurisdiction in which such adjudication is made. The Executive acknowledges that he has received good and valuable consideration for the restrictive covenants contained in this Section 14.

          (b) Confidentiality. The Executive acknowledges that he will develop and be exposed to information that is or will be proprietary to Holding, the Company and their Subsidiaries, including, but not limited to, customer lists, marketing plans, pricing data, product development plans and other intangible information. Such information shall be deemed confidential to the extent such information is not generally known to the public or in Holding's or the Company's industry. The Executive agrees to use such information only in connection with the performance of his duties hereunder and to maintain such information in confidence; provided, however, that the Executive may disclose such information when required to by law or by a court, government agency, legislative body or other Person with apparent jurisdiction to order him to divulge, disclose or make accessible such information. Further information regarding the Executive's duties with respect to confidential information and other matters is contained in the Company's Code of Conduct which the Executive is required to acknowledge as a condition to employment with the Company.

          (c) Company Property. Promptly following any termination of the Executive's employment with Holding or the Company, the Executive shall return to Holding or the Company all property of Holding, the Company and their Subsidiaries, and all copies thereof in the Executive's possession or under his control.

          (d) Non-Disparagement. During the Term of Employment and thereafter following any termination of the Executive's employment with Holding or the Company, (i) neither the Executive, on the one hand, nor Holding or the Company, on the other hand, shall engage in conduct that could be disruptive in any way to the business or operations of the other or that could wrongfully interfere therewith, and (ii) neither the Executive, on the one hand, nor

Holding or the Company, on the other hand, shall make at any time in the future any derogatory comments concerning the other or the business or operations of the other; provided, however, that nothing in this Section 14(d) shall be deemed to prevent either Party from enforcing the other terms of this Agreement.

     15. Governing Law and Arbitration; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of New York, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in New York, New York, before a sole arbitrator, in accordance with the laws of the state of New York. The arbitration shall be administered by Judicial Arbitration & Mediation Services, Inc., or a successor thereto, ("JAMS") in accordance with any streamlined or expedited (rather than comprehensive) JAMS procedures then in effect. If Holding, the Company and the Executive do not agree on an arbitrator within thirty (30) days of the date any claim for arbitration hereunder is asserted, Holding and the Company, on the one hand, and the Executive, on the other hand, each shall appoint one arbitrator, who shall appoint a third arbitrator to settle the dispute or controversy. If JAMS does not exist at the time of the dispute or controversy, the American Arbitration Association shall be substituted for JAMS for purposes of this
Section 15. Holding or the Company, on the one hand, and the Executive, on the other hand, shall each pay one-half of all arbitration fees and expenses arising in connection with a dispute or controversy governed by this Section 15 and each Party shall be responsible for payment of its own attorney's fees. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     16. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the Party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

          If to Holding or the Company:

               Courier Address:
               RAM Re House
               46 Reid Street
               Hamilton, HM 12, Bermuda
               Attention: Chief Executive Officer
               (with a copy to the General Counsel)
               Telecopy No.: (441) 296-6509

               Regular Mail:
               RAM Re House
               P.O. Box HM 3302
               Hamilton, HM PX, Bermuda
               Attention: Chief Executive Officer
               (with a copy to the General Counsel)
               Telecopy No.: (441) 296-6509

          If to the Executive, to him at his address as filed with the Company's personnel records, with a copy to:

               [insert address]

     17. Miscellaneous.

          (a) Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. This Agreement shall serve as a written statement of employment for purposes of Section 6 of the Bermuda Employment Act of 2000. There is no applicable collective agreement.

          (b) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

          (c) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in writing and signed by the Parties. No waiver by either Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in writing and signed by the waiving Party.

          (d) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          (e) Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive's death by giving Holding or the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

          (f) Survivorship. Notwithstanding anything contained herein to the contrary, if the Executive's employment with Holding or the Company terminates during the Term of Employment, Sections 10, 11, 12, 14, 15, 16, and 17 of this Agreement, and the Parties' respective rights and obligations under such provisions, shall survive until all of the Parties' obligations under such provisions are satisfied.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

          (h) Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service ("Code Section 409A"). Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

                                      RAM HOLDINGS LTD.


                                      By:
                                          --------------------------------------
                                      Its: President and Chief Executive Officer


                                      RAM HOLDINGS II LTD.


                                      By:
                                          --------------------------------------
                                      Its: President and Chief Executive Officer


                                      RAM REINSURANCE COMPANY LTD.


                                      By:
                                          --------------------------------------
                                      Its: President and Chief Executive Officer


                                      EXECUTIVE


                                      ------------------------------------------